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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
WESTERN GAS RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTERN GAS RESOURCES, INC.
1099 18th Street, Suite 1200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 5, 2006

To the Stockholders of
WESTERN GAS RESOURCES, INC.:

        The 2006 Annual Meeting of Stockholders of Western Gas Resources, Inc. (the "Company") will be held at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 on Friday, May 5, 2006 at 10:00 a.m. local time.

        The purpose of the meeting is to:

  1.
  Elect three Class Two directors to serve until their terms expire in 2009 or until their successors have been elected and qualified;

  2.
  Approve the Amendment to the Company's Certificate of Incorporation to increase the Company's authorized common stock to 200,000,000 shares;

  3.
  Approve the First Amendment to the 2005 Stock Incentive Plan; and

  4.
  Transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

        Only holders of record of shares of our common stock at the close of business on March 14, 2006 are entitled to receive notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive offices located at 1099 18th Street, Suite 1200, Denver, Colorado 80202.

        Stockholders are cordially invited to attend the Annual Meeting. If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or a copy of your proxy card and picture identification to the meeting. If you hold your shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Attendance at our 2006 Annual Meeting will be limited to persons presenting a proxy card and picture identification.

        Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card. Please note that all votes cast via telephone or the Internet must be cast prior to 12:00 p.m., Eastern Daylight Savings Time, on Thursday, May 4, 2006.

By Order of the Board of Directors,

JAMES A. SENTY Chairman of the Board
Denver, Colorado April 5, 2006

WESTERN GAS RESOURCES, INC.
1099 18th Street, Suite 1200
Denver, Colorado 80202

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To be held on May 5, 2006

        We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (the "Board") of Western Gas Resources, Inc. (the "Company"). The proxies are for use at our 2006 Annual Meeting of Stockholders ("Annual Meeting") to be held at 10:00 a.m. local time on Friday, May 5, 2006 at the Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202, and at any postponement or adjournment thereof. We will distribute this Proxy Statement and accompanying proxy card to stockholders on or about April 5, 2006.

Solicitation of Proxies

        This proxy solicitation is being made on behalf of the Board.

Stockholders Entitled to Vote

        Only holders of record of our common stock at the close of business on March 14, 2006 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were 75,497,267 shares of our common stock outstanding. Each holder of record of common stock at the close of business on the Record Date will be entitled to one vote for each share held.

Required Vote

        Your attendance at the Annual Meeting in person or by proxy is requested. The presence, in person or by proxy, of holders of a majority of the outstanding shares entitled to vote is necessary to form a quorum and transact business. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker or other nominee non-votes will be counted towards a quorum.

        The required vote for Proposal 1, the Election of Directors, is a plurality of the votes cast, with the three nominees receiving the highest number of votes cast elected to the Board. A vote withheld from a nominee will be excluded from the vote and have no effect. The required vote for Proposal 2 is the affirmative vote of a majority of the outstanding shares. Abstentions and broker or other nominee non-votes will have the same effect as a vote against the Proposal 2. The required vote for Proposal 3 is the affirmative vote of a majority of the votes cast on that Proposal. For Proposal 3, an abstention will have the same effect as a vote against, and broker or other nominee non-votes will not be counted as a vote either for or against the Proposal and will not be counted in determining the number of shares necessary for approval of the Proposal.

        A "broker or other nominee non-vote" occurs when a broker or other nominee submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Voting by Telephone or Internet

        Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders'

identities and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank, broker or other nominee, the availability of telephone and Internet voting will depend on the processes of the bank, the broker or other nominee; therefore, stockholders should follow the voting instructions on the form they receive from their bank, broker or other nominee.

        Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 12:00 p.m. EDST on May 4, 2006.

Voting by Mail

        Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Voting by Proxies

        Unless you give other instructions, the persons designated as proxy holders on the proxy card will vote FOR the election of the nominees named as directors, FOR the Amendment to the Company's Certificate of Incorporation and FOR the First Amendment to the 2005 Stock Incentive Plan. If any other matter is properly presented at the meeting, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

Revocation of Proxies

        You may revoke your proxy at any time before it has been exercised by (i) giving written notice of such revocation to us addressed to John C. Walter, Secretary, Western Gas Resources, Inc., 1099 18th Street, Suite 1200, Denver, Colorado 80202, (ii) timely delivery of a later-dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person. Unless you revoke in person at the Annual Meeting, your revocation will not be effective unless we have received it prior to the Annual Meeting.

Proxy Distribution Costs

        We will pay for the cost of distributing proxy materials and soliciting the proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Our Board currently has ten member positions, which are separated into three classes by our Certificate of Incorporation. Each class of directors serves a three-year term, expiring on the date of the annual meeting of stockholders in the third year following their election. In each successive year, one class of directors is elected. This year we are electing the Class Two directors. The current Class Two directors whose terms expire on the date of our Annual Meeting are John E. Brewster, Jr., Thomas M Hamilton and Joseph E. Reid.

        The Board has nominated John E. Brewster, Jr., Thomas M Hamilton and Joseph E. Reid for re-election as Class Two directors.

        The terms of Messrs. Brewster, Hamilton and Reid, if re-elected as Class Two directors, will expire on the date of our annual meeting of stockholders in 2009, or when their successors are elected and qualified.

        If any of the nominees are not elected or are unable to serve, the remaining Board members may elect a substitute or may reduce the size of the Board, in accordance with our Bylaws.

        Our current directors, including the three nominees, are described under the caption "Directors and Officers."

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL ONE, THE ELECTION OF THESE NOMINEES AS CLASS TWO DIRECTORS

PROPOSAL TWO
APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S COMMON STOCK TO 200,000,000 SHARES

        The Board believes it is advisable to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 to 200,000,000 shares. Accordingly, at its meeting held on February 24, 2006, the Board adopted a resolution proposing that an amendment to Section 1 of Article IV of the Certificate of Incorporation be presented to the stockholders at the Annual Meeting for approval. The amendment would not change the number of authorized shares of Preferred Stock.

        If approved by the stockholders, Section 1 of Article IV would read in its entirety as follows:

"ARTICLE IV

    Section 1. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred and Ten Million (210,000,000) consisting of (1) 10,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock") and (2) 200,000,000 shares of Common Stock, par value $.10 per share ("Common Stock")."

        On June 18, 2004, the Company effected a two-for-one stock split in the form of a stock dividend, resulting in the issuance of 36,860,978 additional shares of Common Stock. The proposed increase in the number of authorized shares of Common Stock in part would replace, as shares available for future issuance, the shares of Common Stock issued in connection with the stock split, and also provide the Board the necessary flexibility to issue Common Stock in the future in connection with the raising of capital, the acquisition of new businesses, employee stock benefit plans, future stock splits or dividends, and other corporate purposes as deemed necessary or appropriate by the Board of Directors.

        Of the 100,000,000 shares of Common Stock presently authorized, as of March 14, 2006, 75,497,267 shares of Common Stock were outstanding, 50,032 shares were held by the Company as treasury shares and approximately 7,709,267 shares were reserved for issuance under equity compensation plans. The additional shares proposed to be authorized would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

        Adoption of the amendment will eliminate the delay and expense involved in calling a special meeting of stockholders to authorize the additional shares at the time such issuance may become necessary. If the amendment is approved, no further action or authorization by the Company's stockholders would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by the Company's Certificate of Incorporation, by applicable law or by the rules of any stock exchange on which the Company's Common Stock is then listed. For example, under the current rules of the New York Stock Exchange, stockholder approval would still be required prior to the adoption of a new equity compensation plan or a material revision to an existing plan. Stockholder approval also is a prerequisite to listing additional shares to be issued in an acquisition and certain other types of transactions, where the shares issuable exceeds 20% of the number of shares outstanding.

        The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of common stock.

        The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any market upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction.

        Except for the issuance of shares of Common Stock pursuant to equity compensation plans, the Company currently has no plans or arrangements for the issuance of shares of Common Stock for any purpose, including but not limited to rendering more difficult or discouraging a change in control of the Company. The Company's stockholders do not have any preemptive rights with respect to issuance of any additional shares of the Company's Common Stock.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL TWO, APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

PROPOSAL THREE
APPROVAL OF FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN

        On February 24, 2006, the Board approved the First Amendment (the "First Amendment") to the 2005 Stock Incentive Plan (the "2005 Plan") for a vote by our stockholders.

Amendments

        The purpose of the First Amendment is to enable the grant of shares of restricted stock to non-employee members of the Board.

        The following is a summary of the material terms of the Plan as amended. A copy of the First Amendment is attached hereto as Appendix A.

New Plan Benefits

        The Company currently has nine non-employee directors who would be eligible to receive awards under the 2005 Plan if the First Amendment is adopted. As of the date of this proxy statement, no director has been granted any restricted stock subject to stockholder approval of the First Amendment. The benefits to be received by our non-employee directors pursuant to the 2005 Plan are not determinable at this time.

General

        The 2005 Plan provides for the grant of stock options, including both nonqualified and incentive options, to full and part-time employees and for the grant of restricted stock to full and part-time employees and non-employee directors. An employee or non-employee director who at the time of the award owns 10% or more of the combined voting power of all classes of our stock is not eligible for any award under the 2005 Plan. Subject to certain adjustments, the 2005 Plan would permit total equity awards over the life of the 2005 Plan of up to 4,000,000 shares of common stock, subject to the following limits:

•	Aggregate limit on shares designated for stock options	2,500,000 shares
•	Aggregate limit on shares designated for restricted stock	1,500,000 shares

        Options or restricted stock cannot be awarded to any eligible individual during a calendar year in excess of 10% of either of these limits. If any outstanding award expires, is no longer exercisable, is forfeited or is repurchased by us, the shares subject to the award continue to be available under the 2005 Plan.

        The Board will administer the 2005 Plan unless and until such administration is delegated to a committee of the Board. The Board, or the designated committee, determines and designates from time to time (a) those employees to whom awards are granted, (b) the size, form, terms (including vesting) and conditions of awards under the 2005 Plan, and (c) rules with respect to the administration of the 2005 Plan.

Stock Options

        The purchase price of the stock under each option will be no less than the fair market value of the stock at the time such option is granted, and no options will be repriced. The Plan administrator determines the duration of any option, except that options may not be exercised after the earlier of five years following the date such option vests or seven years from the date of grant. An employee may pay the exercise price in cash or, upon approval of the Plan administrator, in our common stock. A stock option will terminate and may not be exercised 90 days after an employee ceases to be employed for any reason other than for cause, disability, or death. If an employee ceases employment due to death or disability, all outstanding vested options will be exercisable for one year after such employee ceases employment or, if earlier in the case of disability, until 30 days after the employee no longer has a disability. If an employee ceases employment for cause or if the employee breaches any covenant not to compete or nondisclosure agreement, unless otherwise provided in the individual option agreement, all options will cease vesting and terminate.

Restricted Stock

        Restricted stock granted under the Plan may be subject to a vesting schedule and, if so, the participant's right to fully vest in a restricted stock award is subject to continuous service. If the employee or non-employee director terminates continuous service for any reason, including disability, any unvested restricted stock as of the date of termination of continuous service will be forfeited to us. A purchase price may be required, at the Plan administrator's discretion, to be paid for the restricted stock. If a purchase price is established the restricted stock may not be repriced.

Valuation

        For purposes of the 2005 Plan, fair market value for stock options shall mean the New York Stock Exchange Composite Transactions average closing price for the stock reflected in The Wall Street Journal or another publication selected by the Board for the ten trading days preceding the day an award is granted. As of the close of business on March 14, 2006, the closing price of our common stock was $46.17.

Change in Control

        If a change of control event occurs, as defined in the 2005 Plan, then the vesting of all stock options and shares of restricted stock will be accelerated in full. In anticipation of a change in control event, the Plan administrator may provide that all unexercised options must be exercised upon the change in control event or within a specified number of days thereafter or such options will terminate. Any option not exercised prior to the time frame stated in the notice will terminate.

Amendment and Termination of the 2005 Plan

        Except for early termination of the Plan, the Board cannot make any material change or amendment to the 2005 Plan without further approval of the stockholders.

        The 2005 Plan terminates ten years after the effective date (which was May 6, 2005), but the Board may suspend or terminate the 2005 Plan at any time. No incentive stock options or restricted stock may be granted any time after ten years after the effective date of the 2005 Plan.

Federal Income Tax Consequences

        The rules governing the tax treatment of stock options and restricted stock depend largely on the surrounding facts and circumstances. Generally, under current federal income tax laws, an employee will recognize income, and we will be entitled to a deduction as follows:

Stock Options

        If an employee does not dispose of the shares acquired pursuant to the exercise of an incentive option within one year after the transfer of the shares to the employee and not within two years from the grant of the option, the employee will not realize taxable income as a result of the grant or exercise of the option (except for purposes of the alternative minimum tax upon the exercise of the option), and any gain or loss that is subsequently realized may be treated as a long term capital gain or loss, depending on the circumstances. We will not be able to deduct any amount for the grant of the incentive stock option or the transfer of shares upon exercise. If the employee disposes of the stock prior to one year after the transfer of the shares (or prior to two years from the option grant date), the employee will realize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and (b) the gain recognized on such disposition. In such event, we will be entitled to a deduction for the amount of ordinary income (which is treated as compensation) realized by the employee. Upon the exercise of a nonqualified stock option, the employee will generally realize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We will be able to deduct an amount equal to the ordinary income realized by the employee.

Restricted Stock

        A participant who receives an award of restricted stock will realize ordinary income (on a per share basis) at the time any restrictions lapse equal to the difference between the fair market value of the common stock at the time such restrictions lapse and the amount paid, if any, for the stock. Alternatively, under Section 83 of the Internal Revenue Code, the participant may elect to accelerate the tax event and realize ordinary income (on a per share basis) equal to the difference between the amount paid, if any, for the common stock and the fair market value of the common stock on the date of grant upon the receipt of an award of restricted stock. When the participant recognizes ordinary income, we will be able to deduct an amount equal to the ordinary income recognized by the employee.

Section 409A

        Section 409A, a section added to the Code in 2004, covers the tax treatment of certain types of deferred compensation. Failure to comply with the requirements of Section 409A results in recognition in current income of amounts deferred, along with interest and a significant tax penalty. Certain types of equity-based compensation are exempt from Section 409A. We intend to operate the 2005 Plan so that all grants under the 2005 Plan are exempt from Section 409A.

Other Equity Compensation Plan Information

        The following table summarizes all of our existing equity compensation plans under which securities may be issued as of December 31, 2005. The only types of equity compensation plans that we have are plans that authorize the granting of shares of restricted stock and the granting of options to purchase shares of our common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average per share exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	3,230,697	$25.19	3,762,502	*
Equity compensation plans not approved by security holders	501,600	$12.38	—

Total	3,732,297	$23.47	3,762,502

*
Includes options covering 745,204 shares that are available to be granted under our 1997 stock option plan. Our Board has determined that no further options will be granted under this plan.

        A description of the equity compensation plans that were not approved by the security holders is as follows.

1999 Non-Employee Directors Stock Option Plan

        Effective March 1999, our Board adopted a stock option plan that authorized the granting of options to purchase 30,000 shares of our common stock to non-employee directors. During 1999, the Board approved grants of options covering a total of 30,000 shares of our common stock to several Board members. The exercise price of the common stock underlying each option was the average closing price for the ten days prior to the grant. Under this plan, options covering up to 33 1/3% of the underlying shares are exercisable on each anniversary from the date of grant and the director must exercise the option within five years of the date each option vests. This plan terminates on the earlier of March 12, 2009 or the date on which all options granted under the plan have been exercised in full.

Chief Executive Officer and President's Plan

        Pursuant to the employment agreement, dated October 15, 2001, and the stock option agreement, dated as of November 1, 2001, between the Company and Peter A. Dea, our CEO and President, we granted non-qualified stock options to Mr. Dea for the purchase of 600,000 shares of our common stock. The exercise price of the options was equal to $2.50 below the closing price per share on the effective date of his employment agreement. The stock options are subject to the conditions of the agreements and vest equally over four years and must be exercised within five years of the date on which they vest. The difference between the closing price on the effective date and the exercise price is being amortized over four years as compensation expense. This option plan will terminate on the earlier of October 15, 2010 or the date on which all options granted under the plan have been exercised in full. On August 1, 2005, we entered into a new employment agreement with Mr. Dea, which due to recent changes in the tax laws required that he exercise, on or before March 15, 2006, 150,000 of the options to purchase shares of our common stock, which vested on November 15, 2005. Otherwise, per this agreement, these options will expire if not exercised.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL THREE, APPROVAL OF THE FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information, as of March 14, 2006, with respect to beneficial ownership of our common stock by each of the Named Executives (defined below), each director, each holder of more than 5% of our common stock and by all current directors and officers as a group. The percentage of beneficial ownership is based on 75,497,267 shares of our common stock outstanding as of March 14, 2006. Our only voting security is our common stock. Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them.

	Common Stock**
Name and Address Of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent Of Class
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	4,459,600	(1)	5.9
Brion G. Wise 774 Mays Blvd., #10-323 Incline Village, NV 89451	5,598,027	(2)	7.4
Walter L. Stonehocker 15600 Holly Brighton, CO 80601	3,904,173	(3)	5.2
Dean Phillips 524 N. 30th Street Quincy, IL 62301	3,050,317	(4)	4.0
John E. Brewster, Jr.	0		*
Thomas M Hamilton	0		*
Joseph E. Reid	19,267	(5)	*
Richard B. Robinson	30,617	(6)	*
Bill M. Sanderson	663,273	(7)	*
James A. Senty	25,973	(8)	*
Peter A. Dea	628,331	(9)	*
John F. Chandler	86,521	(10)	*
William J. Krysiak	176,367	(11)	*
John C. Walter	12,404	(12)	*
Edward A. Aabak	41,965	(13)	*
Directors and officers as a group (22 persons)	13,868,523	(14)	18.1

*
Less than 1%.

**
On March 22, 2001, our Board declared a dividend distribution of one Right for each outstanding share of our common stock to stockholders of record at the close of business on April 9, 2001. Each Right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share, at a purchase price of $180 per unit, subject to adjustment. None of the information contained in this table or elsewhere in this proxy statement gives effect to this dividend.

(1)
Based on a Schedule 13G, dated February 13, 2006, Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. have shared voting and dispositive power with respect to the shares of common stock.

(2)
Includes options to acquire 10,667 of common stock which are currently or will become exercisable on or before May 13, 2006.

(3)
Includes 1,853,314 shares of common stock held directly by Mr. Stonehocker, 2,037,732 shares held by Mr. Stonehocker's wife, and 2,460 held by Mr. and Mrs. Stonehocker as joint tenants. Also includes options to acquire 10,667 shares of common stock which are currently or will become exercisable on or before May 13, 2006.

(4)
Includes 3,031,450 shares of common stock held directly by Mr. Phillips and 8,200 shares held by Mr. Phillips' wife. Also includes options to acquire 10,667 of common stock which are currently or will become exercisable on or before May 13, 2006.

(5)
Includes options to purchase 13,267 shares of common stock which are currently or will become exercisable on or before May 13, 2006.

(6)
Includes 10,000 shares of common stock held by the Robinson & Diss pension fund for the benefit of Mr. Robinson, 1,200 shares held by Mr. Robinson and his wife as trustees for their children, 400 shares held indirectly through Mr. Robinson's interests in a family-owned corporation, 3,350 shares held by the Mr. Robinson's spouse and 5,000 shares held directly by Mr. Robinson. Also includes options to acquire 10,667 shares of common stock which are currently or will become exercisable on or before May 13, 2006.

(7)
Includes 167,724 shares of common stock held by Mr. Sanderson and his wife as joint tenants, 420,504 shares held by Cedar Assets Trust for which Mr. Sanderson's wife is the trustee, 400 shares held by the Sanderson Family Foundation for which Mr. Sanderson and his wife are the directors, 1,728 shares held by Mr. Sanderson's wife and 60,000 shares held by Mr. Sanderson through an IRA account. Also includes options to acquire 10,667 of common stock which are currently or will become exercisable on or before May 13, 2006.

(8)
Includes 11,066 shares of common stock held directly by Mr. Senty and 4,240 shares of common stock held by Mr. Senty's wife. Also includes options to acquire 10,667 of common stock which are currently or will become exercisable on or before May 13, 2006.

(9)
Includes options to purchase 601,000 shares of common stock which are currently or will become exercisable on or before May 13, 2006 and 27,331 shares of restricted stock.

(10)
Includes options to purchase 69,332 shares of common stock which are currently or will become exercisable on or before May 13, 2006 and 17,189 shares of restricted stock.

(11)
Includes options to purchase 137,332 shares of common stock which are currently or will become exercisable on or before May 13, 2006 and 12,035 shares of restricted stock.

(12)
Comprised of shares of restricted stock.

(13)
Includes options to purchase 29,667 shares of common stock which are currently or will become exercisable on or before May 13, 2006 and 12,298 shares of restricted stock.

(14)
Includes options to purchase 1,082,814 shares of common stock which are currently or will become exercisable on or before May 13, 2006.

DIRECTORS AND OFFICERS

        The following table provides information concerning our directors and officers.

Name	Age	Position
James A. Senty	70	Chairman of the Board(3)(4)(5)(6)(8)
Walter L. Stonehocker	81	Vice Chairman of the Board(3)(7)
John E. Brewster, Jr.	55	Director(2)(4)
Thomas M Hamilton	62	Director(2)(5)
Dean Phillips	74	Director(3)(4)(5)(6)
Joseph E. Reid	77	Director(2)(4)(5)(6)(7)
Richard B. Robinson	57	Director(1)
Bill M. Sanderson	76	Director(3)(4)(5)(6)(7)
Brion G. Wise	60	Director(1)(7)
Peter A. Dea	52	Chief Executive Officer, President and Director(1)
William J. Krysiak	45	Executive Vice President and Chief Financial Officer
John F. Chandler	49	Executive Vice President and Chief Operating Officer
John C. Walter	60	Executive Vice President and General Counsel
Edward A. Aabak	54	Executive Vice President—Midstream
Vance S. Blalock	52	Vice President and Treasurer
Paul G. Gagnon	49	Vice President, Western Gas Resources Canada Company
Brian E. Jeffries	48	Vice President—Marketing
J. Burton Jones	46	Vice President—Business Development
Jeffery E. Jones	52	Vice President—Production
David D. Keanini	45	Vice President—Engineering, Environmental & Safety
Mark R. Petry	51	Vice President—Land
Rex L. Specht	55	Vice President—Operations

(1)
Class One Director; term expires in 2008.

(2)
Class Two Director; term expires in 2006.

(3)
Class Three Director; term expires in 2007.

(4)
Member of the Audit Committee.

(5)
Member of the Compensation Committee.

(6)
Member of the Nominating and Corporate Governance Committee.

(7)
Member of the Executive Committee.

(8)
Lead Independent Director.

        James A. Senty, has served as a Chairman of the Board since May 2003 and as a director since July 1987. Mr. Senty has been engaged in the wholesale and retail distribution of natural gas liquids since 1960. He has owned several banking interests since 1976 and currently serves as Chairman of the Board of The Park Bank, Park Bank Corporation and Deerfield Financial. Mr. Senty serves as a trustee and Chairman for The State of Wisconsin Investment Board. He is also Chairman of the Board and President of Midwest Bottle Gas Co., a company that directly and through subsidiaries is engaged in the retail and wholesale marketing of natural gas, natural gas liquids and other related items in several states. Mr. Senty received his Bachelor of Science, Metallurgical and Mining Engineering (Petroleum Option) from the University of Wisconsin. He also completed the Harvard School of Business Owner/President Management (OPM) Program.

        Walter L. Stonehocker, has served as Vice Chairman of the Board since July 1992, a director since July 1987, Senior Vice President from January 1985 to July 1992 and a Vice President from 1971 to 1985. In addition, Mr. Stonehocker has been active as a lobbyist for the oil and gas industry in various western states.

        John E. Brewster, Jr., has served as a director since February 2006. Mr. Brewster has managed oil and gas and real estate investments since 2003. Prior to that time, he served as Vice President—Corporate Development and Planning at Howell Corporation from 1997 through 2002, a partner of Moffett & Brewster from 1987 through 1997, President and Chief Executive Officer of Trafalgar House Oil and Gas Inc. from 1983 through 1987, and Executive Vice President of Odyssey Energy, Inc. from 1981 through 1983. Mr. Brewster received his Bachelor of Business Administration, Masters of Business Administration, and Juris Doctor Degrees from Southern Methodist University.

        Thomas M Hamilton has served as a director since February 2006. Mr. Hamilton has been involved in the oil and gas business since 1970 and most recently served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP. He began his career with Exxon Corporation. Mr. Hamilton is also a director of FMC Technologies Inc and TODCO (The Offshore Drilling Company). He received a PhD degree in geology from the University of North Dakota in 1970.

        Dean Phillips, has served as a director since July 1987. Mr. Phillips is currently the President and Chairman of the Board of T&C Bancorp, Inc., a multi-bank holding company with banks located in Missouri and Illinois, and has other banking interests in Nebraska and Nevada. Mr. Phillips has also been engaged in the wholesale and retail distribution of natural gas liquids since 1956. Mr. Phillips graduated from Culver Stockton College, Canton, Missouri in 1954 with a degree in business administration.

        Joseph E. Reid, has served as a director since May 1994. Mr. Reid has been involved in the oil and gas business since 1956. From 1984 to 1986 he served as President and Chief Executive Officer of Meridian Oil, Inc., and from 1978 to 1982 as President and Chief Executive Officer of Superior Oil Company. Since 1986 Mr. Reid has been a consultant to the oil and gas industry. Mr. Reid also serves as a member of the board of directors of Grant Prideco, Inc. and a member of the board of directors of Texas Regional Bancshares, Inc. He received his M.B.A. from the Harvard Graduate School of Business and his Bachelor of Science Degree from Louisiana State.

        Richard B. Robinson, has served as a director since July 1987. Mr. Robinson has been a shareholder of the law firm of Robinson and Diss P.C. (formerly Lentz, Evans and King P.C.) since 1980. He has also been an adjunct professor at the University of Denver College of Law since 1980. He has represented us since 1977 with respect to tax, corporate and partnership law matters. Mr. Robinson received his Juris Doctor Degree from the University of Denver and his L.L.M. in Taxation from New York University.

        Bill M. Sanderson, has served as a director since July 1981 and as our President from December 1986 through March 1996, Chief Operating Officer from May 1986 through March 1996 and Senior Vice President from 1981 through 1986. Mr. Sanderson received his Bachelor of Science Degree, cum laude, in Chemical Engineering from Texas Tech University.

        Brion G. Wise, has served as a director since July 1987, and served as Chairman of the Board from July 1987 to May 2003. Mr. Wise served as Chief Executive Officer from December 31, 1986 through October 1, 1999 and as President from 1971 through 1986. Mr. Wise also serves as a director for Coffman Engineers, Inc. Mr. Wise received his Bachelor of Science Degree in Chemical Engineering from Washington State University.

        Peter A. Dea, has served as a director and our Chief Executive Officer and President since November 2001. From April 2000 to August 2001, Mr. Dea served as Chief Executive Officer and was a director and Chairman of the Board for Barrett Resources Corporation. Prior to this position, from November 1999 to April 2000, Mr. Dea was the Chief Executive Officer and Vice Chairman of Barrett Resources Corporation. From February 1994 through March 2000, he held various positions at Barrett Resources including Executive Vice President—Exploration. Mr. Dea received his Bachelor of Arts Degree in Geology from Western State College, where he has served on the Board of Trustees since 2001, his Masters Degree in Geology from the University of Montana and attended the Advanced Management Program at Harvard Business School.

        John F. Chandler, has served as Executive Vice President—Chief Operating Officer since January 2004, and prior to that as Executive Vice President—Upstream and Marketing from May 2002 to January 2004. Mr. Chandler also served as Senior Vice President—Marketing, Production and Business Development from April 1996 to May 2002, Vice President—Marketing and Pipelines from September 1993 through March 1996, and in various other positions in engineering and business development since July 1984. Mr. Chandler received his Bachelor of Science Degree in Engineering from the South Dakota School of Mines and Technology.

        William J. Krysiak, has served as Executive Vice President and Chief Financial Officer since May 2002 and prior to that as Chief Financial Officer from October 2001 to May 2002, Vice President—Finance from September 1993 to October 2001, Corporate Controller from June 1993 to August 1993, Controller—Financial Accounting from June 1990 to May 1993, and in various other management positions in accounting and tax since August 1985. Mr. Krysiak is our principal financial and accounting officer. He received his Bachelor of Science Degree in Business Administration from Colorado State University and is a Certified Public Accountant.

        John C. Walter, has served as Executive Vice President, General Counsel and Secretary since September 1994, Vice President—General Counsel from May 1988 to August 1994, and in various other management positions since April 1983. Mr. Walter received his Bachelor of Arts Degree in Economics and Juris Doctor Degree from the University of Colorado.

        Edward A. Aabak, has served as Executive Vice President—Midstream since May 2002. Mr. Aabak served as Senior Vice President—Operations from September 1997 to May 2002, Vice President—Northern Region from June 1995 to August 1997, and in various other management positions since February 1993. Mr. Aabak holds a Bachelor of Science Degree in Chemical Engineering from the University of Alberta.

        Vance S. Blalock, has served as Vice President and Treasurer since May 2002. Ms. Blalock served as Treasurer from November 1994 to May 2002, Controller of Systems Development and Acquisitions from January 1993 to November 1994, and in various other management positions since September 1981. Ms. Blalock received her Bachelor of Science Degree in Commerce from the University of Louisville and is a Certified Public Accountant.

        Paul G. Gagnon, has served as Vice President—Western Gas Resources Canada Company since March 1, 2006. He served as General Manager- Canada March 2005 through February 2006. Prior to that he was employed as President and Chief Operating Officer for Calver Resources, Inc., a private E&P company focused on the exploitation of unconventional natural resources in the U.S. and western Canada, since its formation in October 2002. Prior to that he served as Manager of Technical Services, Gas Technology Institute / Gas Research Institute and GRI Canada, Inc. from July 2000. Mr. Gagnon has also served as a co-founding Director of the Canadian Society for Unconventional Gas Foundation since April 2002. Mr. Gagnon holds a Bachelor of Earth Science -Geology Degree from the University of Northern Colorado.

        Brian E. Jeffries, has served as Vice President—Marketing since April 1996 and as Director of Marketing and Transportation from November 1992 to March 1996. Mr. Jeffries was employed by United Gas Pipe Line Company from 1991 to 1992. Mr. Jeffries received his Bachelor of Science Degree in Civil Engineering from the University of Colorado.

        J. Burton Jones, has served as Vice President—Business Development since September 1997, assuming the role of Vice President—Land in addition to his Business Development responsibilities for the period between June 2000 and May 2002, and as Director of Strategic Planning from August 1996 to August 1997. Mr. Jones was employed by Burlington Resources Inc. from July 1988 to August 1996 in various gas supply and business development positions. Mr. Jones received his Bachelor of Science Degree in Petroleum Engineering from Texas Tech University.

        Jeffery E. Jones, has served as Vice President—Production since October 1993 and in various other business development and management positions since 1989. From 1987 to 1989, Mr. Jones was an independent oil and gas consultant. Mr. Jones received his Bachelor of Science Degree in Psychology from Colorado College and his Bachelor of Science Degree in Mechanical Engineering from the University of Colorado.

        David D. Keanini, has served as Vice President—Engineering, Environmental and Safety since January 2000, General Manager—Engineering, Environmental and Safety from December 1998 to December 1999, Operations Manager—Rocky Mountain Region from August 1994 to November 1998, and in various other engineering positions since September 1989. Mr. Keanini was previously employed by Propak Systems from 1984 to 1989. Mr. Keanini holds a Bachelor of Science degree in Chemical and Petroleum Refining Engineering from the Colorado School of Mines and a Master of Business Administration from the University of Denver.

        Mark R. Petry, has served as Vice President—Land since March 1, 2006. Prior to that he served as Director of Land starting in June 2000 and joined us in 1991. He has held various positions in accounting and business development, including Manager, Business Development during his tenure at Western. Previously, he was employed by Ladd Petroleum for seven years. Mr. Petry holds a Bachelor of Science Degree in Finance from the University of Wyoming and is a Certified Professional Landman.

        Rex L. Specht, has served as Vice President—Operations since March 1, 2006. Prior to that he served as General Manager, Operations starting in April 2003 and joined Western in 1991. He has held various positions in midstream operations, including Southern Region Operations Manager during his tenure with us. Previously, he was employed by Union Texas Petroleum for 17 years. Mr. Specht holds a Bachelor of Science degree in Biology from Northeast Louisiana University.

Board Information

Meetings; Corporate Governance

        The Board held eighteen meetings during 2005. Each director attended at least 75% of the total number of meetings of the Board and its committees on which such director served during the year.

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. A copy of our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Management, our Corporate Governance Guidelines and a copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.westerngas.com under the heading "Corporate Governance." A printed copy of each such document is also available to stockholders free of charge upon request, addressed to the Secretary, Western Gas Resources, Inc., 1099 18th Street, Suite 1200, Street, Denver, CO 80202.

        The Board has adopted categorical Director Independence Standards, attached as Appendix "B" to this Proxy Statement, to assist it in making determinations of independence of Board members. The Board has evaluated and determined that each of Messrs. Senty, Stonehocker, Brewster, Hamilton, Phillips, Reid, Sanderson and Wise meet the Director Independence Standards adopted by the Board.

        Our non-employee directors meet in executive session without management on a regular basis. Our Chairman presides at such executive sessions. We do not have a formal policy regarding Board members attendance at our annual meetings of stockholders. Eight of our nine then serving and nominated directors attended our last annual meeting of stockholders held on May 6, 2005.

Communicating with the Board

        The Board has adopted a process to receive communications from stockholders and other interested persons. They may contact the Board, our non-management directors as a group or Mr. Jim Senty, Chairman of the Board and Lead Independent Director, by sending their communication by mail to Western Gas Resources, Inc., 1099 18thStreet, Suite 1200, Denver, CO 80202, Attention: John Walter, Corporate Secretary or by email to BOD@westerngas.com. All communications will be forwarded to the intended recipient. We reserve the right not to forward to the Board or to the Chairman any material received in the nature of advertising or promotions of a product or service, or that otherwise constitutes patently offensive material.

Committees

Audit Committee

        The Audit Committee held fourteen meetings in 2005, in addition to its consultations with our principal independent public accountant to review our interim financial statements. The members of the Audit Committee are Mr. Reid, Chairman, and Messrs. Phillips, Sanderson and Senty. Mr. Brewster was appointed to the Audit Committee on February 24, 2006. The Board has determined that each member of the Audit Committee is an independent director as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and is financially literate. The Board has adopted a written charter for the Audit Committee, a copy of which was filed as an appendix to our proxy statement for the 2003 Annual Meeting of Stockholders.

        The Board has determined that Messrs. Brewster, Reid and Sanderson are each an "audit committee financial expert" as that term is defined in Item 401 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and are "independent" as that term is used in the New York Stock Exchange rules and rules promulgated under the Exchange Act in relation to audit committees.

        The functions of the Audit Committee, as set forth in its charter, include, but are not limited to, the following:

  •
  serve as an independent and objective party assisting the Board to fulfill its oversight responsibilities with respect to the financial reports and information provided by the Company, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of the Company's internal audit function and independent audit;

  •
  meet periodically, as deemed necessary, in separate private sessions with management, the director of the internal audit department and the independent auditors to discuss and review the quality of the Company's financial reporting and legal and regulatory compliance and the performance of its internal audit department and external auditors;

  •
  select, in its sole authority, the Company's independent auditors and approve any non-audit relationship with the Company's independent auditors;

  •
  review and approve, in advance, the services, fees and other compensation to be paid to the independent auditors for all audit and permitted non-audit services;

  •
  establish procedures to receive and address complaints regarding accounting, internal controls and auditing matters, including the establishment of a procedure to receive employees' confidential, anonymous submissions of concerns regarding accounting or auditing matters;

  •
  discuss with management periodically the Company's exposure to financial risk and monitor steps being taken to control such exposures;

  •
  prepare the audit committee report required by the Securities and Exchange Commission for inclusion in our annual meeting proxy statement; and

  •
  comply with any additional requirements set forth in the Audit Committee's charter.

        The Audit Committee has the authority to institute special investigations and to retain outside advisors as it deems necessary in order to carry out its responsibilities. The Audit Committee's Report appears on page 26 of this Proxy Statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee held eleven meetings during 2005. The members of the Nominating and Corporate Governance Committee are Mr. Senty, Chairman, and Messrs. Phillips, Reid and Sanderson. The Board has determined that the members of the Nominating and Corporate Governance Committee are "independent" as that term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

        The functions of the Nominating and Corporate Governance Committee, as set forth in its charter, are to (i) recommend to the Board individuals qualified to serve as our directors and on committees of our Board, (ii) advise the Board with respect to Board composition, procedures and committees, (iii) advise the Board with respect to the corporate governance principles applicable to us, and (iv) oversee the evaluation of the Board and our management.

        The Nominating and Corporate Governance Committee has adopted the following policy with regard to consideration of any director candidates nominated. If the Nominating and Corporate Governance Committee receives proper notice, including appropriate biographical and background material for such nominee, on or before February 4, 2007, it will consider stockholder nominations for candidates to the Board at our 2007 annual meeting of stockholders. Such notice must be submitted in accordance with the procedures set forth in our Bylaws and sent to the Nominating and Corporate

Governance Committee, c/o John C. Walter, Secretary, Western Gas Resources, Inc., 1099 18th Street, Suite 1200, Denver, CO 80202.

        It is our desire to select individuals for nomination to the Board who are highly qualified and who, if elected, will enhance the Board's ability to oversee and direct, in an effective manner, our business and to best serve the general interests of us and our stockholders. Pursuant to our mandatory retirement age, no member of or candidate for the Board is eligible for nomination if such director will be 72 years of age or older; provided that directors in office on November 17, 2005, the date of adoption of the mandatory retirement age policy, are eligible for renomination for one further term after reaching the mandatory retirement age. The Nominating and Corporate Governance Committee assesses potential nominees based on various qualifications and skills that the Committee considers relevant, such as whether the nominee is independent, as defined by the New York Stock Exchange, possesses high personal and professional ethics and integrity, has relevant educational background, has experience relevant to our business needs and objectives, and has adequate time to devote to Board responsibilities. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criteria are a prerequisite for a prospective nominee. We believe that the background and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

        The Nominating and Corporate Governance Committee will identify potential nominees through referrals by current directors and will consider candidates from other sources, including, as described above, from stockholders. In addition, during 2005, the Committee engaged a professional executive recruiting firm to assist in identifying and evaluating suitable candidates to the Board. Once an individual has been proposed, the Nominating and Corporate Governance Committee reviews the person's background and qualifications in light of any other candidates that it may be considering, whether the Board has any vacancies, and the needs and current composition of the Board. If the Nominating and Corporate Governance Committee determines that the proposed candidate warrants further consideration, a meeting may be arranged with the proposed candidate and the Chairman and/or other members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's evaluation does not vary based on whether or not a proposed candidate is recommended by a stockholder.

        Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee, by the procedures set forth below under the heading "Submission of Stockholder Proposals."

        The nominees approved by the Nominating and Corporate Governance Committee for inclusion on our proxy card were recommended by non-management directors.

Compensation Committee

        The Compensation Committee held eight meetings during 2005. The members of the Compensation Committee are Mr. Senty, Chairman, and Messrs. Phillips, Reid and Sanderson. Mr. Hamilton was appointed to the Compensation Committee on February 24, 2006. The Board has determined that the members of the Compensation Committee are "independent" as that term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual. The functions of the Compensation Committee, as set forth in its charter, are to oversee our compensation and employee benefit plans and practices, including executive compensation and all incentive and equity-based compensation plans.

        The Compensation Committee has the authority to retain such outside advisors as it deems necessary in order to carry out its responsibilities. The Compensation Committee Report on Executive Compensation appears commencing on page 22 of this Proxy Statement.

Executive Committee

        The Executive Committee held one meeting during 2005. The members of the Executive Committee are Mr. Wise, Chairman, and Messrs. Reid, Sanderson and Stonehocker. The purpose of the Executive Committee is defined in our Bylaws and is intended to facilitate certain prescribed Board level decisions between meetings of the full Board.

Remuneration of Directors

        All our non-employee directors receive annual fees, payable in quarterly installments. During 2005 the annual fee was $50,000 for each Board member and $75,000 in the case of our Chairman, Mr. Jim Senty. In addition, each Board member receives an annual amount of $7,500 for each committee on which such member sits, which increases to $12,500 if such member is the chairman of the committee or $17,500 in the case of the Audit Committee chairman. We also pay each committee member an additional $1,000 for each regular committee meeting attended and $500 for each telephonic committee meeting attended. We do not compensate Mr. Dea for his service on the Board, as he is an employee. All directors receive reimbursement of expenses incurred in connection with participation in Board and committee meetings.

        Each director also has the option of obtaining group health insurance benefits similar to those provided to our executive officers in which the participants pay only a portion of the annual cost. The directors who have elected coverage are currently entitled to regular health insurance plan benefits and supplemental benefits covering certain medical expenses not covered by primary health insurance plans. Unlike employees, the portion of the annual cost not paid by directors is reported as taxable income. The amounts reported for 2005 are as follows:

Name	Amount($)
Dean Phillips	6,023
Joseph E. Reid	8,220
Richard Robinson	6,023
Bill M. Sanderson	8,271
James A. Senty	8,976
Walter L. Stonehocker	8,493
Brion G. Wise	4,154

        The Amended and Restated Directors' Health Plan is available to persons who were directors as of January 1, 2005. The terms of the Plan provide that for the duration of each director's tenure on the Board, the director, and the director's eligible spouse, if any, is entitled to elect to receive substantially similar benefits as provided to executive officers under our group health plan and a supplemental coverage plan. Unlike benefits provided to executive officers, following each director's retirement from the Board, the director, and the director's eligible spouse, if any, will remain entitled to participate in the Plan until reaching the age of Medicare eligibility. Upon a director or covered spouse attaining Medicare eligibility age, Medicare will become the primary health insurance for such person and we will at that time provide supplemental health coverage only. In the event that any retired director or spouse, if any, becomes entitled to participate in another employer sponsored health plan and is obligated to bear less than one-half of the cost of such coverage, then that plan will become the primary health coverage for such person for the duration of such entitlement.

        Under the terms of our 2002 Non-Employee Directors' Stock Option Plan, each person who becomes a non-employee director of the Company for the first time will be granted options to acquire 10,000 shares of our common stock. The plan also provides for the grant to each continuing director, as of the date of each annual meeting, of options to purchase 4,000 shares of our common stock. The exercise price for these options is the fair market value at the date of grant. In May 2005, each of our non-employee directors received options to purchase 4,000 shares of our common stock at an exercise price of $34.00 per share. In February 2006, upon being appointed to the Board, Messrs. Brewster and Hamilton received options to purchase 10,000 shares of our common stock at an exercise price of $43.43. The foregoing granted options vest in three equal annual installments commencing on the first anniversary of the respective grant dates.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table provides information regarding compensation paid by us, for services performed for us, to Peter A. Dea, our Chief Executive Officer and President, and our four other most highly compensated executive officers serving at the end of 2005 (collectively, the "Named Executives").

Long-Term Compensation Awards
Annual Compensation
Restricted Stock Award(s) ($)(2)
Name and Principal Position	Year	Salary($)	Bonus ($)	Other Annual Compensation ($)(1)		Securities Underlying Options/SARs(#)	All Other Compensation ($)(3)(4)
Peter A. Dea Chief Executive Officer and President	2005 2004 2003	544,429 523,488 506,350	603,806 513,439 355,000	7,337 7,425 12,312	521,639 — —	71,116 84,000 90,000	33,726 26,663 20,841
John F. Chandler Executive Vice President and Chief Operating Officer	2005 2004 2003	356,677 344,157 307,389	316,462 269,940 184,434	14,237 11,405 12,507	273,400 — —	37,273 47,000 55,000	33,254 22,526 19,592
William J. Krysiak Executive Vice President and Chief Financial Officer	2005 2004 2003	301,922 290,304 280,800	267,881 228,486 168,480	14,839 23,756 12600	230,658 — —	31,450 47,000 55,000	37,234 25,458 22,166
John C. Walter Executive Vice President and General Counsel	2005 2004 2003	310,133 298,197 288,434	275,166 234,698 173,061	13,199 7200 11,637	237,728 — —	32,409 47,000 55,000	44,130 36,326 34,277
Edward A. Aabak Executive Vice President—Midstream	2005 2004 2003	307,509 295,680 286,000	272,838 232,717 171,600	720 720 6219	235,690 — —	32,135 47,000 55,000	49,749 32,895 26,672

(1)
Amounts shown include the following, with dollar amounts for 2005 shown: (i) unused paid time off (vacation) paid out pursuant to our Paid Time Off Policy in the amounts of $6,900, $7,593, $5,999 for Messrs Chandler, Krysiak and Walter, respectively; (ii) automobile allowances paid in the amount of $7,200 for each of the Named Executives, other than Mr. Aabak who received $720 in value from a leased vehicle, and (iii) other personal benefits.

(2)
The aggregate number and value (calculated using the closing price of our common stock on the New York Stock Exchange on December 30, 2005 (the last trading day in fiscal year 2005) of

  $47.09) of shares of restricted stock held by our Named Executive Officers as of December 31, 2005 is as follows:

Name:	Amount	Value
Peter A. Dea	16,378	$771,240
John F. Chandler	8,584	$404,220
William J. Krysiak	7,242	$341,025
John C. Walter	7,464	$351,479
Edward A Aabak	7,400	$348,466

  The number of shares of restricted stock in the awards granted to each of Named Executive Officers during 2005 in the order set forth in the Summary Compensation Table above were 16,378, 8,584, 7,242, 7,464 and 7,400, respectively. All restricted stock vests over three years, in equal annual increments commencing on May 19, 2006, the first anniversary of the grant date. To the extent that our Board declares and pays dividends on our common stock, dividends will be payable on the shares of restricted stock.

(3)
Amounts shown include the following, with the dollar amounts for 2005 shown: (i) our annual discretionary contribution to each of the officers' Retirement Plan accounts, in the amount of $16,800 for each Named Executive, (ii) our Retirement Plan matching contributions, in the amounts of $2,430, $4,723, $9,264, $14,000 and $9,307, respectively, for each of the Named Executives in the order set forth above (iii) group term life insurance premiums which we paid, in the amounts of $4,175, $3,795, $1,853, $2,050 and $8,164, respectively, (iv) disability premiums which we paid in the amounts of $8,339, $7,418, $8,896, $8,378 and $10,770 respectively, for each of the Named Executives in the order set forth above, and (v) medical benefits in excess of those offered generally in the amounts of $1,972, $517, $421, $2,902 and $4,707, respectively, for each of the Named Executives in the order set forth above.

(4)
Certain amounts previously disclosed under this column have been moved to Other Annual Compensation, in particular, amounts for automobile allowances and other personal benefits.

Stock Options Awarded During 2005

        The following table lists stock options granted during 2005 under our 2005 Stock Incentive Plan to the Named Executives. No options were granted in 2005 under our other stock plans. We do not have any stock appreciation rights plans.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Sh)
Name				Expiration Date(1)
					5%($)	10%($)
Peter A. Dea	71,116	7.86%	31.85	5/19/12	863,492	1,996,847
John F. Chandler	37,273	4.12%	31.85	5/19/12	452,570	1,046,579
William J. Krysiak	31,450	3.47%	31.85	5/19/12	381,867	883,076
John C. Walter	32,409	3.58%	31.85	5/19/12	393,511	910,004
Edward A. Aabak	32,135	3.55%	31.85	5/19/13	390,184	902,310

(1)
Under the terms of the 2005 Stock Incentive Plan, options expire on the earlier of five years from the date such options vest or seven years from the grant date. Accordingly, options granted during

  2005 expire as to the first one-third increment on May 19, 2011 and as to the remaining two-thirds on May 19, 2012.

Aggregated Option/SAR Exercises in 2005 and FY-End Option/SAR Values

        The following table provides information with respect to the stock options exercised by the Named Executives during the year ended December 31, 2005 and the value of their exercisable and unexercisable options as of December 31, 2005.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter A. Dea	105,000	3,614,325	646,000	157,116	21,257,540	2,975,497
John F. Chandler	73,000	2,344,525	69,332	98,941	1,843,433	2,017,006
William J. Krysiak	27,000	1,229,445	137,332	93,118	3,886,268	1,928,264
John C. Walter	88,452	2,646,776	—	94,077	—	1,942,879
Edward A. Aabak	52,805	1,236,445	27,666	111,469	640,620	2,313,856

        The value realized on the exercise of options is equal to the closing price of our common stock on the New York Stock Exchange on the date of exercise less the option exercise price multiplied by the number of shares underlying the options exercised. The value of unexercised in-the-money options is equal to the closing price of our common stock on the New York Stock Exchange on December 30, 2005 of $47.09 (the last trading day in fiscal year 2005) less the option exercise price multiplied by the number of shares underlying the unexercised options.

Employment Agreements

Employment Agreement with Peter A. Dea

        On August 1, 2005, Western Gas Resources, Inc. ("Western") entered into a new Employment Agreement with Peter A. Dea, which provides for his continued employment as Western's Chief Executive Officer and President and his election as a director of Western during the term of his employment. The term commenced on August 1, 2005 and continues until July 31, 2008; provided, however, that the term will not expire earlier than 24 months beyond the month in which a change of control occurs. The Employment Agreement provides for an annual base salary of $547,668, which may be increased at Western's discretion. In addition, Mr. Dea is entitled to receive an annual bonus payable in accordance with Western's annual incentive compensation plan.

        The Employment Agreement provides that Mr. Dea's employment may be terminated upon Mr. Dea's death, disability or his 90-day advance notice, or by us on written notice with or without "cause" (as defined therein). If Mr. Dea is terminated without "cause" he is entitled to severance in an amount equal to his most recent year's base salary and the amount of bonus for the calendar year preceding the termination, increasing to three times those amounts in the event of a termination without cause within one year after a change of control. In all cases, Mr. Dea is subject to covenants relating to confidentiality, non-competition and non-solicitation of customers and employees following termination. If Mr. Dea's employment is terminated upon expiration of the term of the employment agreement and if we provide notice that the non-compete provision is to be in effect, Mr. Dea is entitled to severance pay of his most recent 12 months base salary, plus 50% of his incentive bonus for the calendar year preceding the termination. If Mr. Dea's employment is terminated by us without cause or by Mr. Dea with good reason, his non-vested stock and restricted stock become 100% vested. Mr. Dea also has an indemnification agreement, dated October 15, 2001, which is similar to the indemnification agreements provided to other executive officers.

Employment Agreements with Executive Officers

        On June 14, 2001, we renewed our employment agreements with each of Messrs. Aabak, Chandler and Walter, and on October 15, 2001 with Mr. Krysiak. According to the employment agreements, we have agreed to pay each executive officer his then current base salary, which may be increased from time-to-time in our discretion, and a discretionary bonus. The employment of each executive officer under his contract continues until it is otherwise terminated as set forth in the employment agreement. We may terminate an executive officer "for cause" (as defined in the employment agreement) at any time, and the executive officer may terminate employment with us upon 90 days prior notice. If we terminate the executive officer without "cause," the executive officer is entitled to severance equal to one year's base salary. In the event of a change of control, the employment agreement terminates six months thereafter and the executive officer is entitled to severance equal to two years' base salary. In all cases, the executive officer is subject to covenants relating to confidentiality, non-competition and non-solicitation of customers and employees following termination.

Report of the Compensation Committee on Executive Compensation

Compensation Philosophy

        We have designed our executive compensation packages to enable us to recruit, retain and motivate a talented and diverse group of executives. The climate for retaining qualified and talented staff in the oil and gas industry is highly competitive. The compensation packages are comprised of base salary, performance related annual incentive cash bonus awards, stock option and restricted stock grants and eligibility for participation in our qualified retirement plan. We believe that these components, blending traditional salary and performance related cash bonuses with long-term incentives, and other benefits, provide a well-rounded and competitive package. The Compensation Committee considers that the incentive-based portion of each executive's compensation package is a key element, particularly the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and stock option and restricted stock grants, which align our executive's interests with those of our stockholders and reward our executives for long-term growth in stockholder value. The issuance of stock options and shares of restricted stock, which typically vest over a three-year period, are considered an important retention tool.

        Salary Determinations.    Annual salaries for Messrs. Dea, Aabak, Chandler, Krysiak and Walter were established by the provisions of their respective employment agreements, which are more fully described under the headings "Employment Agreement with Peter A. Dea" and "Employment Agreements with Executive Officers". Under the terms of the agreements, such salaries may not be decreased but may be increased at our discretion. The Compensation Committee has historically tended to grant modest increases in executive salaries, preferring to focus on the performance based compensation portion of the compensation package. For the 2005 fiscal year, the Compensation Committee awarded increases of 4.5% of each executive officer's salary, other than for our Chief Financial Officer, who received a 15.3% increase after reviewing market salaries for similarly situated officers.

        Bonus Determinations.    During 2005, the Compensation Committee engaged Mercer Human Resources Consulting to review and advise the Company on structuring its annual performance based incentive framework governing bonus payments to its executives and other senior employees. As a result, on July 15, 2005, the Board approved and adopted an Annual Incentive Framework. The Annual Incentive Framework is structured so that funding the bonus pool is based upon two factors; 60% of the bonus pool is based on goal attainment and the remaining 40% of the bonus pool is discretionary. The components of the goal attainment percentage are production growth, throughput growth, stock price growth, reserve replacement and cash flow per share. The components are further valued at between 50% and 150% depending on whether the threshold, target or maximum pre-set level is attained for each component. If the threshold level is not attained for a particular component, then that component will be set at zero. In addition, the Compensation Committee is entitled, in its discretion, to assign a value of between 50% to 150% to the discretionary portion of the pool; 50% representing threshold, 100% representing target and 150% representing the maximum. If the Compensation Committee determines that performance was below acceptable levels it may assign zero to the discretionary portion of the award. Once the bonus pool is determined, the Compensation Committee determines the specific bonus for our Chief Executive Officer and other executives, based on their individual bonus targets.

        Approved bonuses are generally paid in March of the year following each performance year. The Compensation Committee approved bonuses for the executive officers for the 2005 fiscal year after completing the process and analysis described above. In determining the bonus pool, the Committee determined that the goal attainment portion was slightly below the maximum level and, after concluding that 2005 was a strong performance year highlighted by record earnings, record cash flow, higher production and throughput volumes, reserve growth, reserve replacement, additional work and focus on permitting issues, expansion into Canada and several other achievements, determined that the discretionary portion should be set at the maximum level. Accordingly, for the 2005 performance year, the Compensation Committee approved bonuses of 110% of the base salary of our Chief Executive Officer and 88% of the base salary of our four named executive officers.

        Stock Option and Restricted Stock Awards.    Under the terms of certain of our stock option plans and our 2005 Stock Incentive Plan, the Board has discretion to award shares of our common stock subject to certain restrictions, or restricted stock, and options to purchase shares of our common stock to our Chief Executive Officer, other executives, senior management and our employees. The Compensation Committee believes that awarding restricted stock and options to purchase shares of our common stock to our executives is an important element in their compensation packages for the reasons indicated above. Once the value of the pool of available options and restricted stock has been determined, the Compensation Committee bases its awards to our executives on their base salaries, increased by a multiple. This multiple is determined by the Committee based on a review of industry peers. For the 2006 grant, our Chief Executive Officer's multiple was set at 240% and a multiple of 190% was used for our other executive officers. The value is then allocated between stock options and restricted stock on a 60:40 ratio.

        Other Benefits.    Under the terms of our qualified 401(k) retirement plan, each of our executive officers, along with our eligible employees, may make elective salary contributions, accompanied by our matching contribution equal to 100% of the first 6% of employee compensation contributed by the employee to the retirement plan. In addition, we may, in our discretion, make a further contribution to the 401(k) plan on behalf of each of our executive officers, along with our eligible employees. For the fiscal 2005 year, the Compensation Committee determined that this additional discretionary contribution would be made for all employees at a rate equal to 8% of each employee's salary. These contributions on behalf of our executive officers were capped below the percentage level generally contributed by us due to 401(k) compensation contribution limits. In making the discretionary contribution recommendation, the Compensation Committee considered, among other things, our financial performance, as measured by net income and cash flow from operations, and the representative total compensation packages received by employees in the oil and gas industry generally.

Compensation of the Chief Executive Officer

        The provisions of our Chief Executive Officer's employment agreement determine the salary payable to him, subject to increases at our discretion. In approving the compensation levels contained in the agreement, the Board reviewed Mr. Dea's business expertise and experience and the expected value that Mr. Dea's leadership would bring us. In addition, the Compensation Committee relied on information and recommendations provided by an independent executive search firm indicating the terms of this employment agreement were substantially similar to the terms of comparable positions in the industry. In March 2005, the Compensation Committee determined to increase Mr. Dea's annual salary for the 2005 fiscal year by 4%, or $21,066, to $547,670 per annum. In February 2006, the Compensation Committee determined to increase Mr. Dea's annual salary for the 2006 fiscal year by 4.5%, or $24,650, to $572,320.00.

        The Compensation Committee also assessed the amount of the bonus payable to Mr. Dea for the 2005 fiscal year in accordance with the process set forth above under the heading "Bonus Determinations". Accordingly, the Compensation Committee awarded a bonus to our Chief Executive Officer of $603,806, representing approximately 110% of his base salary.

        This report is submitted by the members of the Compensation Committee during 2005 and as of February 1, 2006.

    Compensation Committee:
    James A. Senty, Chairman
    Dean Phillips
    Joseph E. Reid
    Bill M. Sanderson

Compensation Committee Interlocks and Insider Participation

        During 2005 the Compensation Committee consisted of Messrs. Senty, Phillips, Reid and Sanderson. None of these directors served as one of our officers or employees during 2005. Of these directors, only Mr. Sanderson has ever served as one of our officers or been employed by us. None of these directors have had any outside relationship with the Company. During 2005, none of our executive officers served on the board or compensation committee of another entity which had one of its executive officers serve as a director of our Company or a member of our Compensation Committee.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

        The following indexed graph indicates our total return to our common stockholders from December 31, 2000 to December 31, 2005 as compared to the total return for the Standard & Poor's 500 Index and a Peer Group Index. This chart assumes a common starting point of $100 and a reinvestment of all dividends. The information contained in this graph is not necessarily indicative of our future performance.

COMPARISION OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG WESTERN GAS RESOURCES, INC., THE S&P 500 INDEX
AND THE DOW JONES US OIL & GAS SECTOR INDEX

*$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Section 16(a) Beneficial Ownership Reporting Compliance

        Based on a review of reports filed by our directors, executive officers and beneficial owners of 10% or more of our shares, and upon representations from those persons, all reports required by Section 16(a) of the Exchange Act to be filed by those reporting persons during 2005 were made timely, other than one report by Brion Wise for one transaction and one report by Ward Sauvage (a former director) for two transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fees Paid for Legal Services

        Mr. Robinson is a shareholder of the law firm of Robinson and Diss P.C., which has represented us in various legal matters. For the year ended December 31, 2005, the total amount of legal fees paid to Robinson & Diss P.C. was $51,467.

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Independent Public Accountant

        PricewaterhouseCoopers LLP served as our principal independent public accountant for 2005. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions of stockholders.

        The following table discloses the aggregate audit and non-audit fees billed by PricewaterhouseCoopers for the last two fiscal years ending December 31, 2005 and December 31, 2004:

Audit Fees

Type of Fees	2005	2004
Audit Fees	$1,354,000	$1,382,500
Audit-Related Fees	0	62,500
Tax Fees	0	0
All Other Fees	1,500	0

        Audit Fees represent fees for professional services performed in connection with the audit of our annual financial statements and the review of the quarterly reports on Form 10-Q and registration statements filed with the SEC. The Other Fees were for the use of accounting research software. The Audit Committee approved 100% of the services listed above.

Pre-Approval Policies

        Under the terms of the Audit Committee Charter, the Audit Committee is required to pre-approve all the services provided by and fees and compensation paid to our independent auditors for both audit and permitted non-audit services. When it is proposed that the independent auditors provide additional services for which advance approval is required, the Audit Committee reviews and considers each such individual request and, if it so determines, approves such services.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviewed and discussed our financial statements for the year ended December 31, 2005 with our management and our independent auditors, PricewaterhouseCoopers. During these discussions, the Audit Committee was not informed of any significant audit adjustments, any disagreements between the independent auditors and management or any limitations imposed by management on the scope of the audit. The Audit Committee also discussed with management and the independent auditors our significant accounting policies and the quality of accounting principles used along with the quality and adequacy of our internal controls. The Audit Committee was not informed of any material weaknesses in these areas as of December 31, 2005.

        The Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management;

  •
  discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) as may be modified or supplemented; and

  •
  received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence.

        Based on the Audit Committee's review and discussions detailed above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

    Audit Committee:
    Joseph E. Reid, Chairman
    John E. Brewster, Jr.
    Dean Phillips
    Bill M. Sanderson
    James A. Senty

SUBMISSION OF STOCKHOLDER PROPOSALS

        For inclusion in the Proxy Statement and form of proxy for the next annual meeting, stockholder proposals consistent with Rule 14a-8(e) promulgated under the Exchange Act must be received by our Secretary at our principal business office at 1099 18th Street, Suite 1200, Denver Colorado 80202 no later than the close of business on December 6, 2006. In order for a stockholder proposal made outside the requirements of Rule 14a-8(e) to be "timely" for the purposes of Rule 14a-4(c), such proposal must be received by our Secretary no later than February 18, 2007.

        In addition, our Bylaws provide that a stockholder who wishes to present a matter for action at our 2007 Annual Meeting, but chooses not to do so under Rule 14a-8(e), or who wishes to nominate a person for election as a director at our 2007 Annual Meeting must provide written notice to be delivered to, or mailed and received by our Secretary at our principal executive offices at 1099 18th Street, Suite 1200, Denver, CO 80202, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Proposals for consideration by the stockholders and nominations of persons for election to the Board may be made at any annual meeting only (i) by or at the direction of the Board, or (ii) by any stockholder who (A) is a stockholder of record on the date of giving the notice required by the Bylaws (in the case of a proposal) or on the record date for the determination of stockholders entitled to vote at such meeting (in the case of a nomination) and (B) complies with the proper form of notice set forth in our Bylaws. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named and to serve, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a clear and concise description of and the reasons for the business, and any material interest of the person bringing the proposal, (c) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholders, and any material interest of the stockholder in the proposal, and (e) a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

OTHER BUSINESS

        All items of business for our annual meeting are stated in this Proxy Statement. We are not aware of any other business to be presented. If other matters of business, not presently known, properly come before the meeting, it is intended that the persons named in the Proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

By Order of the Board of Directors,

JAMES A. SENTY Chairman of the Board
Denver, Colorado April 5, 2006

APPENDIX "A"

FIRST AMENDMENT TO
WESTERN GAS RESOURCES, INC.
2005 STOCK INCENTIVE PLAN

Effective Date (as Approved by Stockholders):
                        , 2006

        1.     Plan Sponsor: Western Gas Resources, Inc.

        2.     Recitals. Western Gas Resources, Inc., a Delaware company ("Western Gas"), adopted the Western Gas Resources, Inc. 2005 Stock Incentive Plan (the "Plan") effective May 6, 2005. Pursuant to the authority granted in Section 10.1 of the Plan, effective upon approval of this First Amendment by the stockholders of Western Gas under the requirements of the New York Stock Exchange (the "Effective Date"), Western Gas elects to amend the Plan to provide for Plan participation by non-Employee Directors of Western Gas.

        3.     Amendment of Plan. This Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. The following amendments to the Plan are adopted effective as of the Effective Date.

        The Introductory Paragraph on page 1 of the Plan shall be amended by inserting the words "and Non-Employee Directors" immediately after the word "Employees" in the first sentence thereof:

        A.    Section 1. 7 of the Plan shall be amended by inserting the following sentence at the end thereof:

        "For Non-Employee Directors, Continuous Service means uninterrupted service as a member of the Board of Directors of Western Gas."

        B.    Section 1.8 of the Plan shall be amended deleting the words "as an active Employee" where they appear in the second sentence therein.

        C.    A new Section 1.12A of the Plan shall be added as follows:

        1.12A Non-Employee Director means any member of the Board of Directors of Western Gas who is not an Employee of the Company.

        D.    Section 1.13 of the Plan shall be amended by inserting the word "Participant" in lieu of the word "Employee" therein.

        E.    Section 1.16 of the Plan shall be amended to read in full as follows:

        1.16 Participant means any Employee or Non-Employee Director who is granted an Award under the Plan. Participant also means the personal representative of a Participant and any other person who acquires the right to exercise or receive payment pursuant to an Award by bequest or inheritance.

        F.     Section 4.2 of the Plan shall be amended to read in full as follows:

        4.2 Individual Limits. During any single calendar year, no Employee or Non-Employee Director shall be eligible to be granted Options or Restricted Stock exceeding 10% of each of the limits set forth in Section 4.1.

        G.    Section 5.1 of the Plan shall be amended in full to read as follows:

        5.1 Eligible Individuals. All full-time and part-time Employees are eligible to receive an Award at the discretion of the Plan Administrator. All Non-Employee Directors of the Company are eligible to receive an Award of Restricted Stock only at the discretion of the Plan Administrator.

        H.    Section 5.4 of the Plan shall be amended by deleting the word "Employee" wherever it appears therein and inserting the word "individual" in lieu thereof.

        I.     Section 7.1 of the Plan shall be amended by deleting the word "Employee" wherever it appears therein and inserting the words "Eligible Individual" in lieu thereof.

        J.     Section 7.2 of the Plan shall be amended by deleting the word "Employee" where it appears therein and inserting the words "Eligible Individual" in lieu thereof.

        4.     Terms and Conditions of Plan. Except for the above amendments, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

        5.     Execution. Western Gas Resources, Inc. has executed this First Amendment as of , 2006.

Western Gas Resources, Inc. Plan Sponsor
By:
Title:

APPENDIX "B"

Western Gas Resources, Inc.

Director Independence Standards

        In accordance with the NYSE rules, a majority of the members of board of directors of Western Gas Resources, Inc. must be independent.

        The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following categorical standards to assist it in determining whether or not a director has a material relationship with the Company:

  •
  A director who is an employee, or whose immediate family member is an executive officer, is not independent until three years after the end of such employment relationship.

  •
  A director who receives, or whose immediate family member receives (other than for service as a non-executive employee), more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  •
  A director who is affiliated with or employed by, or whose immediate family members is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not "independent" until three years after the end of the affiliation or the employment or auditing relationship.

  •
  A director who is employed, or whose immediate family members is employed, as an executive officer of another company where any of the Company's present executives serve on the compensation committee is not "independent" until three years after the end of such service or the employment relationship.

  •
  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payment to, or receives payments from, the Company for property or services in an amount, in any single fiscal year, which is the greater of $1 million or 2% of such other company's consolidated gross revenues, is not "independent" until three year after falling below such threshold.

        "Immediate family member" includes a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law and anyone (other than domestic employees) who share the person's home.

PROXY

WESTERN GAS RESOURCES, INC.

Annual Meeting of Stockholders—May 5, 2006

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints John C. Walter and William J. Krysiak, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Western Gas Resources, Inc. held of record by the undersigned on the close of business on March 14, 2006 at the Annual Meeting of Stockholders of Western Gas Resources, Inc., to be held on Friday, May 5, 2006 at 10:00 A.M. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado 80202 and at any postponement or adjournment thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK TO 200,000,000 SHARES IN ITEM 2 AND FOR THE PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN IN ITEM 3.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.
1.
ELECTION OF THREE CLASS TWO DIRECTORS.

Nominees: John E. Brewster, Jr., Thomas M Hamilton and Joseph E. Reid

☐	FOR	☐	WITHHELD

☐

To withhold authority to vote for any individual nominee, check the box and write the name of such nominee on the above line.
2.
PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK TO 200,000,000 SHARES.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.
PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and at any postponement or adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1, AND WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK TO 200,000,000 SHARES IN ITEM 2 AND FOR THE PROPOSAL TO APPROVE THE FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN IN ITEM 3.

Please mark, sign, date and mail this proxy promptly in the enclosed envelope.

Date: ,2006

Signature of Stockholder

Signature of Stockholder

Please sign exactly as name appears at the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

Solicitation of Proxies
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE COMPANY'S COMMON STOCK TO 200,000,000 SHARES
PROPOSAL THREE APPROVAL OF FIRST AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND OFFICERS
EXECUTIVE COMPENSATION
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS
Western Gas Resources, Inc. Director Independence Standards
PROXY WESTERN GAS RESOURCES, INC. Annual Meeting of Stockholders—May 5, 2006 This Proxy is Solicited on Behalf of the Board of Directors